Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective September 13, 2022 (the “Effective Date”), by and between Nicholas A. Labella (“Executive”) and ZyVersa Therapeutics Inc., a Florida corporation (the “Company”). Each of the Company and Executive is a “Party” and, collectively, they are the “Parties.”

WHEREAS, pursuant to the terms of that certain letter agreement, dated December 28, 2018, between Executive and the Company (the “Prior Agreement”), Executive currently serves as the Company’s Chief Science Officer and Senior Vice-President of Research and Development;

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of July 20, 2022 (the “Business Combination Agreement”), with Larkspur Health Acquisition Corp., a blank check company incorporated as a Delaware corporation (“Larkspur”), pursuant to which a wholly owned subsidiary of Larkspur will merge with and into the Company (the “Acquisition Merger”), with the Company being the surviving entity in the Acquisition Merger;

WHEREAS, in contemplation of the consummation of the transactions contemplated by such Business Combination Agreement, upon closing of the Acquisition Merger, the Company desires to continue to retain Executive as its Chief Science Officer and Senior Vice-President of Research and Development; and

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s employment following the closing of the Acquisition Merger;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Effectiveness. This Agreement shall become effective at the effective time (the “Effective Time”) of the Acquisition Merger and shall thereupon supersede the Prior Agreement. In the event that the Effective Time does not occur for any reason on or before December 31, 2022, this Agreement shall be null and void ab initio and of no force and effect and the Prior Agreement shall remain in full force and effect in accordance with its terms.

1.2 At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning that either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice; provided, however, that Executive agrees to provide the Company with not less than thirty (30) days advance written notice of any resignation, although the Company may waive such notice period in its discretion (except as otherwise set forth in Section 6.4 below). Any contrary representations that may have been made to Executive shall be and are hereby superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company regarding the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and the Chief Executive Officer of the Company (“CEO”) or the Chairman of the Company’s board of directors (the “Board”). Executive’s rights to any compensation following a termination shall be only as set forth in Section 6. For purposes of the Agreement, references to the Board shall include an applicable committee of the Board.

1.3 Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Science Officer and Senior Vice-President of Research and Development. Executive hereby accepts such employment. Executive will report to the CEO and the Board.

1.4 Duties. Executive shall faithfully perform all duties related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the bylaws, as applicable, of the Company related to the position or positions held by Executive and all additional duties as may be prescribed or directed from time to time by the CEO or the Board. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests. Executive shall make such business trips at the Company’s expense to such places as may be necessary for or otherwise directed by the Company.

1.5 Company Policies. Executive shall comply with all policies, standards, rules, and regulations of the Company (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. The Company shall pay Executive an annualized base salary of $400,000.00, payable subject to applicable tax withholding requirements, in accordance with the Company’s standard payroll practices (“Base Salary”). The Board will from time to time review Executive’s Base Salary and future increases in compensation, if any, will be made by the Board in its sole and absolute discretion.

2.2 Bonus. During the period Executive is employed with the Company, Executive shall be eligible to receive an annual performance-based cash bonus of up to 35% of Base Salary (“Target Amount”), subject to review and adjustment by the Board in its sole discretion. After the completion of each performance period, the Board shall review the achievement of any performance goals by Executive and determine the amount of the performance-based cash bonus earned by Executive based upon Executive’s achievement of such performance goals. Executive shall be considered to have earned any such bonus only if Executive is employed on the last day of the performance period. Any annual performance bonus will generally be paid by March 15th of the year following the year in which the applicable performance period ends, provided that, except as set forth in Sections 6.1, 6.5 and 6.6, Executive must be employed by the Company at the time the annual bonus is paid to receive such bonus; otherwise the bonus is forfeited.

2.3 Equity Awards. Subject to approval of the Board, Executive may be eligible for certain grants of equity awards of Common Stock of the Company, subject to vesting and other terms and conditions of the Company equity plan to which the award is granted and an award agreement to be provided by the Company and entered into with the Executive.

2.4 Benefits. Executive will be eligible to participate on the same basis as similarly situated employees of the Company in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.5 Expense Reimbursement. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company Policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. If under the terms of this Agreement or otherwise Executive is entitled to a tax gross-up payment, the gross-up payment will be made by December 31 of the year following the year in which the Executive remits the related taxes.

3. PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

3.1 Proprietary Information & Restrictive Covenant Agreement. As a condition of employment and/or continued employment with the Company, Executive agrees to execute and abide by the Proprietary Information & Restrictive Covenant Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A, simultaneously with the Executive’s execution of this Agreement. The Proprietary Information Agreement may be amended by the Parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

3.2 Permissible Communications. Notwithstanding anything to the contrary in the Proprietary Information Agreement, Executive acknowledges that nothing in the Proprietary Information Agreement shall be construed to prohibit Executive from (a) filing a charge or complaint with, or participating in any proceeding before, a government agency authorized to enforce and investigate suspected violations of federal antidiscrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, and such similar state or local laws; (b) reporting possible violations of federal securities laws to the appropriate government enforcing agency and making such other disclosures that are expressly protected under such laws, or (c) responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation (the activities set forth in clauses (a) through (c) are collectively referred to as the “Protected Activities”). Executive understands that in connection with such Protected Activities, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company; provided, however, that Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information under the Proprietary Information Agreement to any parties other than the appropriate government agencies. Executive further understands that “Protected Activities” do not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Board’s written consent shall constitute a material breach of this Agreement.

3.3 Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder or otherwise create an actual, potential or apparent conflict of interest with respect to Executive’s employment hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization, (ii) reasonable time devoted to activities in the non-profit community, (iii) advisory or board of director roles set forth on Exhibit B or as otherwise approved by the Board in advance in writing, and (v) such other activities as may be specifically approved by the Board in writing. This restriction shall not, however, preclude Executive from owning less than five percent (5%) of the total outstanding shares of a publicly traded company, or employment or service in any capacity with any entity within the Company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not and will not breach or in any way conflict any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services, and Executive further warrants and represents that Executive is not subject to any agreement, covenant or other restriction that would prohibit, impede or otherwise limit Executive’s ability to perform his duties and obligations hereunder, including without limitation any non-competition or non-solicitation obligations owing to a former employer. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The provisions in this Section govern the compensation, if any, to be provided to Executive upon termination of employment and do not alter Executive’s status as an at-will employee.

6.1 Termination by the Company Without Cause; Resignation by Executive for Good Reason.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.3, 6.5 and 6.6 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive’s employment at any time without Cause, or Executive resigns for Good Reason pursuant to Section 6.4, provided that such termination constitutes a “separation from service” as defined under Treasury Regulation Section 1 .409A-1(h) (a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, then Executive shall also be entitled to receive the following (collectively, the “Severance Benefits”):

(i) an amount equal to Executive’s then current Base Salary for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid (subject to Section 6.7) in equal installments beginning, subject to Section 6.9, on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter;

(ii) an amount equal to any bonus earned for the year preceding the year in which Executive’s Separation from Service occurs, but unpaid as of Executive’s Separation from Service, such amount to be paid in a single lump sum payment within sixty (60) days following Executive’s Separation from Service; and

(iii) if Executive elects continued group coverage pursuant to the applicable provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s group health plan (including without limitation dental and vision coverage), the Company will waive the cost of such coverage (or reimburse Executive on a monthly basis with an appropriate tax gross-up to the extent necessary to provide Executive with the same economics as a waiver of premiums) to the extent that such cost exceeds the cost that the Company charges active employees for similar coverage, until the earlier of (A) the completion of twelve (12) months of COBRA coverage, (B) the date that Executive becomes covered under a group health plan of another employer, or (C) the date that Executive’s COBRA coverage otherwise terminates. The Company may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its reasonable discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax

(c) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement only if: (i) Executive signs and delivers to the Company an effective, general release of claims in a form acceptable to the Company (the “Release”), by the 60th day following Executive’s Separation from Service or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property in accordance with the terms and conditions of the Proprietary Information Agreement; (iv) Executive complies and continues to comply with all post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance Benefits will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) unreimbursed business expenses incurred by Executive and payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive and/or any beneficiaries or dependents of Executive under any qualified retirement plan or health and welfare benefit plans in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

(f) Any damages caused by the termination of Executive’s employment without Cause or Executive’s resignation for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Termination by the Company for Cause.

(a) Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” shall mean (i) Executive’s failure, neglect, or refusal to perform Executive’s duties and responsibilities under this Agreement (in each case, except where due to a Disability, sickness or illness); (ii) any act of Executive that has, or could reasonably be expected to have, the effect of injuring the business or reputation of the Company; (iii) Executive’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise result in injury to the reputation or business of the Company or any of its subsidiaries; (iv) Executive’s commission of an act of fraud, embezzlement or breach of any fiduciary duty as against the Company; (v) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, as may be amended from time to time; (vi) Executive’s violation of federal or state securities laws; or (vii) Executive’s material breach of this Agreement or breach of the Proprietary Information Agreement.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3 Resignation by Executive Without Good Reason. Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1, and subject to the advance notice requirement set forth in Section 1.1 above. In the event Executive resigns from employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance Benefits or any other severance compensation or benefits, except that the Company shall pay and provide the Accrued Obligations.

6.4 Resignation by Executive for Good Reason.

(a) Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below).

(b) “Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof; (ii) any material breach of this Agreement by the Company (other than a provision that is covered by clause (i)); or (iii) any relocation of Executive’s principal place of employment of more than fifty (50) miles (unless Executive currently is working, or is provided the opportunity to work, remotely or otherwise not required to relocate their principal place of employment, in which case this subpart (iii) shall not apply); provided, however, that Executive must provide notice of Good Reason within thirty (30) days of the occurrence of the event giving rise to the purported Good Reason, after which the Company shall have not less than thirty (30) days to cure the alleged Good Reason and, if such remains uncured, Executive must resign from such employment within thirty (30) days of the expiration of the cure period. In the event that the Company reasonably believes that Executive may have engaged in conduct constituting Cause, the Company may, in its sole and absolute discretion, suspend Executive’s duties or employment which shall not constitute a basis for Good Reason hereunder or otherwise constitute a breach of this Agreement by the Company; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(c) In the event Executive resigns from Executive’s employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive’s compliance with the obligations in Section 6.1(c) above, Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the Company without Cause.

(d) Any damages caused by the termination of Executive’s employment for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5 Termination by Virtue of Death of Executive. Executive’s employment shall automatically terminate in the event of Executive’s death. In that event, the Company shall pay or provide Executive’s estate and/or Executive’s beneficiaries and dependents, as applicable, the Accrued Obligations. In addition, the Company shall pay to Executive’s estate an amount equal to any bonus earned for the year preceding the year in which Executive’s death occurs, but unpaid as of Executive’s death, such amount to be paid in a single lump sum payment within sixty (60) days following Executive’s death.

6.6 Termination by Virtue of Disability of Executive. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative has certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge Executive’s duties under this Agreement. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay and provide the Accrued Obligations. In addition, the Company shall pay to Executive an amount equal to any bonus earned for the year preceding the year in which Executive’s Separation from Service due to Disability occurs, but unpaid as of Executive’s Separation from Service, such amount to be paid in a single lump sum payment within sixty (60) days following Executive’s Separation from Service.

6.7 Change in Control Benefits. In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within ninety (90) days before and twenty-four (24) months following the effective date of a Change in Control (as defined in the Company’s current equity incentive plan), then Executive shall be entitled to the Accrued Obligations and, provided that Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1(b) and on the same conditions as if Executive had been terminated by the Company without Cause and each of the following, provided, however, that if the Change in Control is a change in ownership of a corporation, a change in the effective control of a corporation, or a change in ownership of a substantial portion of a corporation’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the cumulative amount of the severance payments payable (or remaining payable) under Section 6.1(a) shall be paid in a single lump sum on or within thirty (30) days following such Change in Control:

(i) Executive shall receive a bonus for the year in which Executive’s Separation from Service occurs equal to the Target Amount payable as a single lump sum payment within sixty (60) days following Executive’s Separation from Service; and

(ii) In the event that any equity awards issued by the Company to Executive that are outstanding as of the closing of such Change in Control are assumed or continued (in accordance with their terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity awards shall become vested as of Executive’s Separation from Service.

6.8 Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during or otherwise related in any way to Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company; and (c) such other matters as the Company may reasonably request. Following termination of Executive’s employment for any reason, and in the event of a failure by Executive (following reasonable efforts by the Company to secure his voluntary cooperation) to resign from any position as officer or director of the Company, with such resignation to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board), the Company is hereby irrevocably authorized to appoint its then-current Chief Executive Officer to act in Executive’s name and on his behalf to execute any documents and to do all things reasonably necessary to effect such resignation. Further, Executive shall not, at any time after termination of Executive’s employment for any reason, represent himself as being an agent or representative of the Company, unless expressly authorized in a written agreement executed by an authorized officer of the Company.

6.9 Application of Section 409A.

(a) It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A- 1 (b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b) The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c) No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e) If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.8, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

6.10 Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, the Company shall reduce the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below) if, and only if, reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no such reduction was made, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code. If a reduction in the Payments is necessary, such reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, clauses (1), (2), (3) or (4) of this Section 6.9(a)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b) All determinations to be made under this Section 6.9 shall be made at the Company’s expense by a firm of certified public accountants of national standing selected by the Company (the “Accounting Firm”) which may be the firm regularly auditing the financial statements of the Company. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section. To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall value, services to be provided by Executive (including refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which cause the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code. In making its determinations hereunder, the Accounting Firm shall apply reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company and Executive within 30 days after the Termination Date or such earlier time as is requested by the Company, and provide an opinion to Executive that he or she has substantial authority not to report any excise tax on his or her Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Subject to Sections 6.1(c) and 6.9, within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand Executive shall repay to the Company any such Overpayment paid or distributed by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The Parties have entered into a separate Proprietary Information Agreement and have entered or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8 Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

7.9 Governing Law. This Agreement shall be governed by the Federal Arbitration Act with respect to the arbitration provisions and related matters in Sections 7.10 and 7.11, and for all other matters shall be governed by the laws of the State of Delaware, without giving effect to any principles thereof relating to conflicts of law.

7.10 Dispute Resolution. To the fullest extent permitted by applicable law, any dispute or controversy between the Parties relating to or arising out of this Agreement or any amendment or modification hereof, or any other claims between the Parties relating to or arising out of Executive’s employment or affiliation with the Company or termination thereof (including but not limited to any claims for harassment, discrimination, violation of wage and hour laws, whistleblowing, retaliation, leave rights, employee benefits, tort claims and any claims under federal, state or local statutes, regulations or ordinances relating to employment matters) shall, except as expressly set forth below, be exclusively determined by confidential individual arbitration in Broward County, Florida, or such other location as the Parties may agree in writing, under the auspices of the American Arbitration Association (“AAA”) and pursuant to the Federal Arbitration Act and the Employment Arbitration Rules of the AAA. These rules may be accessed at the American Arbitration Association website, www.adr.org/employment, and a printed copy will be provided upon request. Notwithstanding the foregoing, claims for injunctive or other equitable relief by the Company under Section 3 of this Agreement may be brought in a court of competent jurisdiction (as described below). Likewise, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law, or claims for unemployment or workers compensation, and shall not prevent Executive from filing a charge with the EEOC or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein. For the avoidance of doubt, any disputes or controversies arising out of or relating to the interpretation or application of this arbitration provision, including but not limited to any question regarding the scope, enforceability, revocability or validity of the arbitration provision or any portion of the arbitration provision, the arbitrability of any claim or dispute, and the jurisdiction of the arbitrator, including jurisdiction over non-signatories to this Agreement, shall be subject to arbitration pursuant to this arbitration provision. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in the State of Delaware is a court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement, the enforcement of any arbitration award hereunder, or an action for injunctive or other equitable relief as provided for in this Section may be effectuated either by personal service upon a party or by certified mail duly addressed to her, him or it or her, his or its executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. Each party hereto submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware, for any action to compel or stay arbitration, or an action by the Company seeking injunctive or other equitable relief under Section 4 of this Agreement (jurisdictional, venue and inconvenient forum objections to which are hereby waived by the Parties). Pursuant to Delaware Code Section 2708(a), the Parties agree that they are subject to the jurisdiction of the courts located in the State of Delaware and may be served with legal process within the State of Delaware or in any other manner provided by law. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR RELATED TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

7.11 Class Action Waiver. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS SECTION 7.11, ANY ARBITRATION OR COURT ACTION HEREUNDER SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED OR LITIGATED ON A CLASS OR COLLECTIVE ACTION BASIS OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS OR ANY GOVERNMENTAL BODY OR THE PUBLIC. CLASS AND COLLECTIVE ACTIONS UNDER THIS DISPUTE RESOLUTION PROVISION ARE PROHIBITED, WHETHER IN COURT OR ARBITRATION, AND THE ARBITRATOR OR COURT, AS APPLICABLE, SHALL HAVE NO AUTHORITY TO PROCEED ON SUCH BASIS. NO DISPUTE, CONTROVERSY, CLAIM OR ACTION BROUGHT IN COURT OR ARBITRATION BY EXECUTIVE ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE ARISING IN CONNECTION WITH OR RELATING TO EXECUTIVE’S EMPLOYMENT MAY BE JOINED WITH A DISPUTE, CONTROVERSY, CLAIM OR ACTION OF ANOTHER EXECUTIVE OR OTHER PERSON OR ENTITY, ANY SUCH JOINT CLAIMS BEING WAIVED BY EXECUTIVE HEREUNDER, EXCEPT THAT THE COMPANY MAY BRING CLAIMS IN ARBITRATION OR COURT TO ENFORCE THIS AGREEMENT AND RELATED TORT, STATUTORY AND OTHER CLAIMS AGAINST EXECUTIVE AND OTHERS WHO ARE ACTING IN CONCERT OR PARTICIPATION WITH EXECUTIVE, AND IN ANY SUCH PROCEEDING EXECUTIVE MAY JOIN ANY CLAIMS OF SUCH OTHER PARTIES (BUT NO OTHERS). ANY DISPUTES REGARDING THE VALIDITY AND ENFORCEABILITY OF THIS SECTION 7.11 AND THE WAIVER HEREIN SHALL BE RESOLVED EXCLUSIVELY BY THE DULY-APPOINTED ARBITRATOR, AND NOT BY A COURT OR OTHER GOVERNMENTAL OR ADMINISTRATIVE BODY. IN ANY CASE IN WHICH (1) THE DISPUTE IS FILED AS A CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION AND (2) THE ARBITRATOR FINDS ALL OR PART OF THE CLASS ACTION WAIVER TO BE INVALID OR UNENFORCEABLE, THE CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION TO THAT EXTENT MUST BE LITIGATED IN A COURT WITH JURISDICTION AND VENUE AS PROVIDED IN SECTION 7.10, AND NOT IN ARBITRATION, BUT THE PORTION OF THE CLASS ACTION WAIVER THAT IS ENFORCEABLE SHALL BE ENFORCED IN ARBITRATION, AND CLAIMS FALLING THEREUNDER SHALL BE ADJUDICATED IN ARBITRATION.

7.12 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen C. Glover
Name:	Stephen C. Glover
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Nicholas A. Labella
Name:	Nicholas A. Labella

EXHIBIT A

PROPRIETARY INFORMATION & RESTRICTIVE COVENANT AGREEMENT

Name: _______________________________ (“Executive”)

Address: _______________________________________

Telephone: ______________________________________

Employment Start Date: __________________________________

Employer:	ZyVersa Therapeutics, Inc., a Florida corporation, and any of its affiliates, together with any of their respective successors or assigns (collectively, the “Company”).

In consideration of my new or continued “Employment” (as defined below) and the compensation now and later paid to me for said Employment, and other good and valuable consideration, the receipt and sufficiency of which I acknowledge, I agree to this Proprietary Information & Restrictive Covenant Agreement (this “Agreement”), as follows:

This Agreement sometimes refers to my “Employment.” I understand that my “Employment” means the entire period during which I am employed by or otherwise providing services to the Company, including, all times during and after work hours, whether I am actively employed or on any kind of leave of absence, and whether I am employed full-time or part-time, or providing services as a consultant or director, regardless of whether such precedes or follows the date of this Agreement.

1.	Company Confidential Information. All Confidential Information is the sole property of the Company or its designee. I hereby assign to the Company all rights, title, and interest I may have or acquire in the Confidential Information. At all times, both during and after my Employment, I agree to hold in the strictest confidence, not to use (except for the benefit of the Company) and not to disclose to any person or entity (directly or indirectly), except as may be necessary in the ordinary course of performing my duties as an employee of the Company or as expressly authorized by this Agreement, any Confidential Information that I obtain or create during my Employment, unless the Company grants me written authorization to do otherwise.

I understand that “Confidential Information” means all business, technical and other proprietary information belonging to the Company, as well as any Company information not generally known by actual or potential competitors of the Company or by the public generally. Such information is Confidential Information no matter how I learned of it — whether disclosed to me, directly or indirectly, in writing, orally, by drawings or inspection of documents or other tangible property or in any other manner or form, tangible or intangible. I understand specifically that Confidential Information includes, but is not limited to, the following types of information:

●	information belonging to others who have entrusted such information to the Company, as further described in Section 3 below;

●	information that would not have been known to competitors of the Company or the public generally if I had not breached my obligations of confidentiality under this Agreement;

●	information concerning research, inventions, discoveries, developments, techniques, processes, formulae, technology, designs, drawings, engineering, specifications, algorithms, finances, sales or profit figures, financial plans, customer lists, customers, prospective customers, potential investors, business plans, contracts, markets, investing plans, product plans, marketing, distribution or sales methods or systems, products, services, production plans, system implementation plans, business concepts, supplier or vendor information, business procedures or business operations related thereto;

●	all computer software (in source, object or other code forms and including all programs, modules, routines, interfaces and controls), data, databases, Internet designs and strategies, files and any documentation protocols and/or specifications related to the foregoing;

●	all know-how and/or trade secrets;

●	all unpublished copyrightable material;

●	any use, model, variation, application, reduction to practice, discussion and any other communication or information in, regarding or relating to, or usable in or with any of the goods or services made, used or sold by the Company; and

●	all reproductions and copies of such things.

Notwithstanding the foregoing, it is understood that, at all such times, I am free (a) to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, or due to any breach of any confidentiality obligation or improper act or omission by any third party, (b) to discuss the terms of my employment, wages and working conditions to the extent expressly protected by applicable law, (c) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under applicable law, and (d) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation (the activities set forth in clauses (b) through (d) are, collectively, referred to as the “Protected Activities”). Prior to disclosure when compelled by a court subpoena or order, I will provide prior written notice to the Chairman of the Board of Directors of the Company, except that the Company in no way requires me to seek authorization from Company or inform Company about any Protected Activities.

Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

2.	Third Party Information Held by Executive. I recognize that I may have access to confidential or proprietary information of former employers or other persons or entities with whom I have an agreement or duty to keep such information confidential. I will not use any such information in my Employment, I will not disclose any such information to the Company or any of its directors, officers, agents or other employees, or induce any of them to use any such information, and I will not bring onto the premises of the Company any such information in any form, unless such person or entity has granted me written authorization to do so. I further warrant that my performance of all the terms of this Agreement and my Employment does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company.

3.	Third Party Information Held by the Company. I recognize that the Company has received, and in the future shall receive, from other persons or entities information that is confidential or proprietary to such person or entity; and, therefore, such persons or entities require the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Consistent with the Company’s agreement with such persons or entities, I agree to treat such information as Confidential Information pursuant to this Agreement.

4.	Company Property; Return. I will not remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of my Employment, unless the Company grants me written authorization to do so. Promptly upon the termination of my Employment, and earlier if the Company so requests at any time, I shall deliver to the Company (and shall not keep copies in my possession or deliver to anyone else) all of the following items:

●	Documents, communications (including emails) and other materials containing or comprising Confidential Information, including in particular, but not limited to, all software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches and laboratory notebooks, whether hard copies or soft copies (electronic or digital, including as stored on any personal storage device or email or cloud account); and

●	tangible property and equipment belonging to the Company (whether or not containing or comprising Confidential Information), including in particular, but not limited to, laptop computers, devices, storage media, keys, pass cards, identification cards, solutions, samples, models, marketing materials, brochures, purchase order forms and letterhead, and all passwords needed for access to such things and all reproductions and copies of such things.

I further agree that should I discover any Company property or Confidential Information in my possession after my termination and departure from the Company, I agree to return it promptly to the Company without retaining copies or excerpts of any kind. To the extent that any such information is maintained in any digital or non-tangible format, I agree that following my return of a copy of such information to the Company, I shall irrevocably delete all such information such that it is no longer within my possession, custody or control (other than any such information existing on any of the Company’s systems).

5.	Assignment of Inventions; Disclosure and License of Prior Inventions; Work Product Ownership.

I shall promptly make full written disclosure to the Company, through my immediate supervisor or superior, of all Inventions. I understand that “Inventions” means any and all inventions, original works of authorship (including designs, trademarks, service marks and drawings, whether manual or electronic), findings, conclusions, data, discoveries, developments, concepts, designs, improvements, trade secrets, techniques, formulae, processes and know- how, whether or not patentable or registrable under patent, copyright or similar laws, that I may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, during my Employment. I acknowledge that Inventions do not include any innovations that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets, or Confidential Information, except to the extent such innovations either: (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such innovation, to the Company’s business or actual or demonstrably anticipated research or development; (b) result from or are connected with any work that I performed for the Company; or (c) apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States. I shall hold all Inventions in trust for the Company and I will treat all Inventions as Confidential Information.

I hereby do and will irrevocably assign to the Company or its designee my entire right, title, and interest in and to any and all Inventions, which assignment operates automatically upon the conception of the Invention. To the extent any of the rights, title and interest in and to the Inventions cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non- assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Inventions. To the extent any of the rights, title and interest in and to the Inventions can neither be assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert the non-assignable and non- licensable rights, title and interest against the Company, any of the Company’s successors in interest, or any of the Company’s customers.

This Agreement does not apply to any Inventions made by me prior to my Employment (the “Prior Inventions”), all of which are identified in Attachment A hereto. If nothing is identified in Attachment A hereto, I represent that I have not created any Prior Inventions. I hereby grant to the Company and the Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Inventions. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Inventions without the Company’s prior written consent.

I further recognize and agree that all original works of authorship that are made by me (solely or jointly with others) during my Employment and which are protectable by copyright (including, but not limited to, all original hard copy and electronic drawings and any manuals, instructions or other written product) are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any law, be a work made for hire, I hereby, without additional payment or consideration, assign, transfer and convey to the Company all of my worldwide right, title and interest in and to such work (a “Work”) and all intellectual property rights relating to it.

6.	Further Assurances. During and after my Employment, upon the request and at the expense of the Company, I shall execute and deliver any and all documents and instruments, and do such other acts that may be necessary or desirable to evidence the assignment and transfer described in Section 5. I shall do the same to enable the Company to secure its sole and exclusive rights in the Inventions, Works and related intellectual property rights, or to apply for, prosecute and enforce intellectual property rights with respect to any Inventions or Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right, in each case in any and all jurisdictions. I agree to disclose to the Company all pertinent information and data with respect to Inventions, Works and related intellectual property rights. In the event my Employment is terminated, I shall do all the things described in this paragraph without charge to the Company other than a reasonable payment for my time involved.

If the Company is unable for any other reason to secure my signature on any document described above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

7.	Non-Competition. During the Restricted Period (as defined below), to the extent permitted by the laws of the State of Delaware or other applicable laws, I will not, in any capacity, directly or indirectly, with or without compensation, own, manage, operate, join, control, advise or participate in, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a public company), director, officer, manager, principal partner, employee, consultant, independent contractor, technical or business advisor or otherwise (or any foreign equivalents of the foregoing), any person or entity that provides Competing Services. I understand that “Competing Services” means any product, service, or process or the research or development thereof, of any person or entity other than the Company that directly competes, in whole or part, with a product, service, or process, including the research and development thereof, of the Company. “Restricted Period” means the period of Employment and for a period of one (1) year after my Employment ends (regardless of the reason for such termination of Employment); provided, however, that the Restricted Period shall not expire and shall be tolled during any period in which I am in violation of this Section 7 or Section 8, and therefore such Restricted Period shall be extended for a period equal to the duration of my violations thereof.

8.	Non-Solicitation.
During the Restricted Period, I will not, directly or indirectly, on my own behalf or on behalf of others, either:

●	solicit, hire, recruit or attempt to persuade any person to terminate or materially diminish such person’s employment with or engagement by the Company, regardless of whether or not such person is an employee or contractor, whether such person is full-time or part-time, whether or not such employment is pursuant to a written agreement or is at-will, and whether or not I initiated the discussion or sought out the contact; or

●	solicit, contact or attempt to persuade any current or prospective customer of the Company to terminate or materially alter such customer’s or prospective customer’s relationship with the Company; or

●	solicit or assist in the solicitation of any current or prospective customer to induce or attempt to induce any such customer or prospective customer to purchase or contract for any Competing Services. I understand that “prospective customer” means any prospective customer of the Company with whom I had contact at any time during the twelve (12) months preceding the termination of my Employment or who I was aware that the Company intended to purse as a prospective customer.

9.	Non-Disparagement. At all times, both during and after my Employment, I agree to refrain from taking any action, or making any statement (oral or written) that disparages or criticizes the Company or its officers, directors, or employees, in any manner that causes, or is reasonably likely to cause, harm to the Company’s relationship with its existing or potential suppliers, vendors, customers, investors, employees, contractors, or any other persons or entities with whom Company engages in business. I understand that this provision does not apply to Protected Activities.

10.	Duration; Nature. This Agreement is binding during my Employment and shall survive any termination of my Employment. This Agreement does not bind the Company or me to any specific period of employment, and shall not be construed in any manner as an employment agreement or to make my employment other than terminable at will at any time by the Company in its sole discretion.

11.	No Conflicts. I am not a party to any existing agreement that would prevent me from entering into and performing this Agreement in accordance with its terms, including, without limitation, to an obligation to assign my Inventions, Works or any related intellectual property rights to a third party or any agreement subjecting me to a non-compete, except as identified in Attachment A hereto; and I will not enter into any other agreement that is in conflict with my obligations under this Agreement.

12.	Disclosure of Obligations. I consent to the Company’s notification to any third party of the existence and content of this Agreement.

13.	Equitable Relief. I agree that the provisions of this Agreement are reasonably necessary to protect the Company’s legitimate business interests. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement, and that a breach of such covenants could cause serious and irreparable injury to the Company. Accordingly, the Company shall have available, in addition to any other right or remedy available to it, the right to seek an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

14.	No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to me in respect of any Confidential Information, Invention, Work, related intellectual property right or other data or intellectual property of the Company.

15.	Amendment and Assignment. No modification to any provision of this Agreement will be binding unless it is in writing and signed by both an authorized representative of the Company and me. No waiver of any rights under this Agreement will be effective unless in writing signed by an authorized representative of the Company. I recognize and agree that my obligations under this Agreement are of a personal nature and are not assignable or delegable in whole or in part by me. The Company may assign this Agreement to any affiliate or to any successor- in-interest (whether by sale of assets, sale of stock, merger or other business combination). All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Company and me.

16.	Severability. If any provision of this Agreement or its application is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability (a) shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction and (b) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. For the avoidance of doubt, if this Agreement is or becomes subject to any state or federal law affecting the Company’s rights with respect to any of my obligations under this Agreement, this Agreement shall be deemed amended to the extent necessary to comply with such law.

17.	Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Attachments to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.

18.	Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the of the State of Delaware without giving effect to any conflict of laws provisions, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. I consent to personal jurisdiction of the state and federal courts located in the State of Delaware for any lawsuit filed there against me by the Company arising from or related to this Agreement, to the exclusion of all other courts, and I accept service of process by registered or certified mail to the address set forth above (or to such other address that I provide to the Company) as if I were personally served within the State of Delaware.

[Signature Page Follows]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION, AND HEREBY ACKNOWLEDGE RECEIPT OF A COPY OF SUCH AGREEMENT. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY AND INTENDING TO BE LEGALLY BOUND.

Dated: __________, 2022	Signature:
Printed Name:

RECEIPT ACKNOWLEDGED AND ACCEPTED:
ZYVERSA THERAPEUTICS, INC.

By:
Name:
Title:

ATTACHMENT A

Prior Inventions

[ ]	None

List:

EXHIBIT B

ADVISORY OR BOARD OF DIRECTOR ROLES